PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 31 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated February 21, 1997                                   Dated April 16, 1997
                                                                Rule 424(b)(3)
                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES D
             Euro Floating Rate Senior Bearer Notes Due April 1999

               The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due April 1999) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List.

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT:  LIT 250,000,000,000



MATURITY DATE:  April 30, 1999

SETTLEMENT AND DATE OF ISSUANCE:  April 30, 1997

INTEREST ACCRUAL DATE:  April 30, 1997

ISSUE PRICE: 99.95%

SPECIFIED CURRENCY:  Italian Lira ("LIT")

REDEMPTION PERCENTAGE AT MATURITY:  100%

INITIAL REDEMPTION DATE:  N/A

INITIAL REDEMPTION PERCENTAGE:  N/A

ANNUAL REDEMPTION PERCENTAGE REDUCTION:  N/A

OPTIONAL REPAYMENT DATE(S):  N/A

TOTAL AMOUNT OF OID:  None

ORIGINAL YIELD TO MATURITY:  N/A

INITIAL ACCRUAL PERIOD OID:  N/A

BASE RATE:  LIBOR

SPREAD (PLUS OR MINUS):  Plus 0.05% per annum

SPREAD MULTIPLIER:  N/A

ALTERNATE RATE EVENT SPREAD:  N/A

INDEX CURRENCY:  Italian Lira

INDEX MATURITY:  3 months

MAXIMUM INTEREST RATE:  N/A

MINIMUM INTEREST RATE:  N/A

INTEREST PAYMENT DATES: Interest will be payable quarterly in arrears on the
                        30th day of each January, April, July and October (each an "Interest Payment Date"), commencing July 30, 1997.

INTEREST PAYMENT PERIOD:  Quarterly

INITIAL INTEREST RATE:  To be determined 2 London Banking Days prior to the
                        Date of Issuance.

INTEREST RESET DATES:  Each Interest Payment Date

INITIAL INTEREST RESET DATE: July 30, 1997

INTEREST RESET PERIODS:  The period from and including an Interest Reset Date to but excluding the immediately succeeding
                         Interest Reset Date.

REPORTING SERVICE:  Telerate 3740

CALCULATION AGENT:  The Chase Manhattan Bank (London Branch)

PAYING AGENT:  The Chase Manhattan Bank (London Branch)

DENOMINATIONS:  LIT 5,000,000 and 50,000,000

COMMON CODE:  7582234

ISIN:  XS0075822345

OTHER PROVISIONS: Notes in permanent global bearer form may be exchanged for definitive bearer notes, in whole but not in part, (i) at the option of the holder upon 30 days' written notice,
                  (ii) in the event any depositary for the Notes ceases to operate as a clearing agency or (iii) in the event of a default in respect of the Notes.

Plan of Distribution:

      The Company has agreed to sell, and the underwriters named below (the "Managers") have agreed to purchase severally but not jointly, the principal amount of Notes set forth opposite their respective names below at a net price of 99.80% which Notes were reoffered at a price of 99.95%. The Purchase Price equals the Issue Price to the public of the Notes less a selling concession of
 .10% and a combined management and underwriting commission of .05% of the principal amount of the Notes. The Managers propose to offer the Notes directly to investors initially at the issue price set forth on the cover page hereof. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Managers.

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

         Name                                                                       Principal Amount of Notes
--------------------------------------------------------------------------------    ---------------------------
Credito Italiano S.P.A..........................................................           LIT   45,000,000,000
Morgan Stanley & Co. International Limited......................................                190,000,000,000
Cariplo - Cassa Di Risparmio Delle Provincie Lombarde SPA.......................                  3,000,000,000
Dean Witter International Ltd...................................................                  3,000,000,000
Merrill Lynch International.....................................................                  3,000,000,000
Banca Commerciale Italiana......................................................                  1,000,000,000
Banca Nazionale del Lavoro SpA..................................................                  1,000,000,000
Banca di Roma...................................................................                  1,000,000,000
Caboto Holding Sim SPA..........................................................                  1,000,000,000
IMI Bank (Lux) S.A..............................................................                  1,000,000,000
Istituto Bancario San Paolo di Torino S.p.A.....................................                  1,000,000,000
                                                                                                ---------------
         Total..................................................................           LIT  250,000,000,000
                                                                                           ==+=================


CREDITO ITALIANO                                       MORGAN STANLEY & CO.
                                                         International

         CARIPLO SPA

                      Dean Witter International Ltd.

                                              Merrill Lynch International

      Banca Commerciale Italiana              CABOTO HOLDING SIM SPA
      Banca Nazionale del Lavoro              IMI Bank (Lux) S.A.
      Banca di Roma                           Istituto Bancario San Paolo
Gruppo Cassa di Risparmio di Roma             di Torino S.p.A.